Registration No. 333-251103
Registration No. 333-264467

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-251103
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264467
UNDER THE SECURITIES ACT OF 1933

NEOGAMES S.A.
(now known as Neo Group Ltd.)
(Translation of registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

Neo Group Ltd.
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands
+1 (345) 949 0100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2015 OPTION PLAN (AMENDED 2019)
2020 INCENTIVE AWARD PLAN
(Full Title of the Plan)

Copies to:

Josh Kiernan Irina Yevmenenko Gilad Zohari Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 Tel: (212) 906-1200	Gil White Ron Ben-Menachem Herzog Fox & Neeman Herzog Tower 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972 (3) 692-2020 Fax: +972 (3) 696-6464

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ⌧
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No 1. is being filed by Neo Group Ltd., formerly known as NeoGames S.A., a Cayman Islands exempted company (the “Registrant”), to remove from registration all unsold ordinary shares of the Registrant (“Shares”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and together, the “Registration Statements”):

•
Registration Statement on Form S-8 (File No. 333-251103), filed on December 3, 2020, pertaining to registration of 178,405 ordinary shares, which were reserved for issuance under the 2020 Incentive Award Plan and 1,647,294 ordinary shares, which were reserved for issuance under the 2015 Option Plan (Amended 2019); and

•
Registration Statement on Form S-8 (File No. 333-264467), filed on April 25, 2022, pertaining to registration of 1,516,467 additional ordinary shares, which were reserved for issuance under the 2020 Incentive Award Plan.

Pursuant to the Business Combination Agreement, dated May 15, 2023, by and among the Registrant, Aristocrat Leisure Limited, an Australian public limited company (“Parent”), and Anaxi Investments Limited, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant with Merger Sub ceasing to exist and the Registrant surviving as a wholly owned indirect subsidiary of Parent (the “Merger”). The Merger became effective on April 25, 2024.

In connection with the closing of the Merger, the offerings of Shares pursuant to the Registration Statements have been terminated. Accordingly, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment all of the Shares that had been registered but remained unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on April 25, 2024.

NEO GROUP LTD.

By:	/s/ Moti Malul
Name:	Moti Malul
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative in the United States has signed the registration statement on Form S-8, in Newark, Delaware, on April 25, 2024.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative in the United States